Exhibit 19.1

SKY CENTURY INVESTMENT, INC.

INSIDER TRADING POLICY

I.PURPOSE AND SCOPE

This Insider Trading Policy (“Policy”) has been adopted by the Board of Directors of Sky Century Investment, Inc. (the “Company”) to promote compliance with applicable federal and state securities laws, including the Securities Exchange Act of 1934, as amended, and related rules and regulations, and to meet the disclosure requirements applicable to public reporting companies.

This Policy applies to all directors, officers, employees, consultants, and contractors of the Company and its subsidiaries (collectively, “Covered Persons”).

The purposes of this Policy are to:

•prevent improper trading in the Company’s securities by persons with material non-public information (“MNPI”);

•avoid the appearance of improper or unethical conduct; and

•protect the integrity, reputation, and market credibility of the Company and its stakeholders.

This Policy constitutes an “insider trading policy” for purposes of Item 408(b) of Regulation S-K and is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K.

II.PROHIBITION ON INSIDER TRADING

No Covered Person may, directly or indirectly:

•buy, sell, or otherwise trade in any securities of the Company while in possession of MNPI;

•recommend, encourage, or include another person to trade in the Company’s securities while aware of MNPI; or

•disclose MNPI to any third party (“tipping”) except where such disclosure is authorized, necessary for legitimate Company business purposes, and subject to appropriate confidentiality obligations.

This prohibition applied to all Company securities, including common stock, preferred stock, options, restricted stock units, warrants, debt securities, and any derivative or synthetic instruments relating to the Company`s securities.

III.MATERIAL NON-PUBLIC INFORMATION

Information is considered material if a reasonable investor would consider it important in making an investment decision or if the information would reasonably be expected to have a significant effect on the market price of the Company’s securities.

Information is non-public until it has been broadly disseminated to the public through appropriate channels (such as a press release or SEC filing).

Examples of MNPI include, but are not limited to:

•financial results, forecasts, projections or guidance;

•mergers, acquisitions, dispositions, or other strategic transactions;

•changes in directors, executive officers, or key management;

•significant product launches, technology developments, or strategic partnerships;

•pending or threatened litigation, regulatory actions, or government investigations; and

•non-public financing transactions or capital structure changes.

IV.TRADING WINDOWS AND BLACKOUT PERIODS

Directors, executive officers, and other persons designated by the Company (“Restricted Persons”) may trade in Company securities only during open trading windows.

Unless otherwise determined by the Company, an open trading window generally begins at the opening of trading on the second full trading day following the public release of the Company’s quarterly or annual financial results and ends at the close of trading 15 calendar days prior to the end of the next fiscal quarter.

Blackout periods apply automatically outside of open trading windows and may also be imposed at any time due to special circumstances, as determined by the Company’s General Counsel, Compliance Officer, or Board of Directors.

V.PRE-CLEARANCE REQUIREMENT

All Restricted Persons must obtain written pre-clearance from the Company’s Compliance Officer before effecting any transaction in Company securities, including option exercises, gifts, or transfers. All Restricted Persons must obtain written pre-clearance from the Company’s Compliance Officer (or such other person designated by the Company) before entering into any transaction involving Company securities, including option exercises, gifts, transfers, or other changes in beneficial ownership.

Pre-clearance does not relieve any person from the responsibility to refrain from trading while in possession of MNPI.

VI.PROHIBITED AND SPECIAL TRANSACTIONS

Except as expressly approved in writing by the Compliance Officer, Covered Persons are prohibited from engaging in the following transactions involving Company securities:

•short sales;

•trading in publicly traded options or other derivative securities;

•hedging or monetization transactions, including prepaid variable forward contracts, equity swaps, collars, or similar arrangements;

•pledging Company securities as collateral or holding them in margin account.

VII.ADMINISTRATION AND COMPLIANCE

This Policy shall be administered by the Company’s Compliance Officer, under the oversight of the General Counsel or, if applicable, the Audit Committee or Board of Directors.

Violations of this Policy may result in disciplinary action, up to and including termination of employment or engagement, and may also expose individuals to significant civil and criminal penalties under applicable securities laws.

VIII.REPORTING AND CERTIFICATION

All directors, officers, and Restricted Persons are required to annually certify that they have read, understand, and agree to comply with this Policy.

Any suspected violation of this Policy must be promptly reported to the Compliance Officer, General Counsel, or through any whistleblower or anonymous reporting mechanism maintained by the Company. Retaliation for good-faith reporting is strictly prohibited.

IX.AMENDMENTS

This Policy may be amended, modified, or waived only by the Board of Directors of the Company. Any material amendments will be communicated promptly and disclosed in the Company’s filings with the Securities and Exchange Commission when required by applicable law.

X.EFFECTIVE DATE

This Policy is effective as of September 15, 2025, and supersedes all prior insider trading, blackout period, or similar policies of the Company.

SKY CENTURY INVESTMENT, INC.

INSIDER TRADING POLICY

ACKNOWLEDGMENT AND CERTIFICATION

By signing below, I acknowledge that I have received, reviewed, and understand the Sky Century Investment, Inc. Insider Trading Policy. I agree to fully comply with all terms and requirements of the Policy. I understand that any violation of this Policy may result in disciplinary action, up to and including termination of my employment or engagement with the Company, and may also subject me to civil and criminal liability under applicable securities laws.

Signature: ___________________________

Print Name:

Title:

Date: